Exhibit 99.2

BRINKER INTERNATIONAL ANNOUNCES CLOSING OF NOTES OFFERING AND

ACCELERATED SHARE REPURCHASE PROGRAM

DALLAS (Sept. 23, 2016) – Brinker International, Inc. (NYSE: EAT) (the “Company”) today announced that it closed the previously announced private offering of $350 million of its 5.000% Senior Notes due 2024 (the “Notes”). Furthermore, the Company has entered into a $300 million accelerated share repurchase agreement (the “ASR Agreement”) with Bank of America, N.A. (“BofA”). The Company will acquire shares under the ASR Agreement as part of its previously announced share repurchase program.

Pursuant to the terms of the ASR Agreement, the Company will pay BofA $300 million in cash and will initially receive approximately 4.6 million shares of the Company’s common stock. Final settlement of the ASR Agreement is expected to be completed by the end of the Company’s 2017 fiscal third quarter. The Company expects to continue to repurchase shares in the open market from time to time, subject to market and other conditions.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 29, 2016, Brinker owned, operated, or franchised 1,660 restaurants under the names Chili’s® Grill & Bar (1,609 restaurants) and Maggiano’s Little Italy® (51 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control. Such risks and uncertainties include, among other things, prevailing market conditions and the fact that Company’s management may have broad discretion in the use of the proceeds from any sale of the Notes. Other risks and uncertainties relating to the Company’s business are general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

For additional information, contact: Aisha Fletcher, Media Relations, (800) 775-7290, media.requests@brinker.com.